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                                   EXHIBIT C

         The name and principal occupation or employment, which is located at 375 Park Avenue, Suite 1501, New York, New York, 10152, of the General Partner of Aries Domestic is as follows:

                                      PRINCIPAL OCCUPATION
         NAME                            OR EMPLOYMENT

Aries Financial Services, Inc.    General Partner; Investment Manager


         Exhibit B is hereby incorporated by reference.


Item 2.

         During the five years prior to the date hereof, the above person (to the best of Aries Domestic's knowledge) has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction, as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.

Items 3-6.

         Please refer to Items 3-6 herein reporting the beneficial ownership.